Exhibit 99.1
Summary of Detroit Edison’s Rate Case Filing U-164721
October 29, 2010
The Detroit Edison Company (Detroit Edison or the Company) filed a general rate case today with the Michigan Public Service Commission (MPSC). This document provides a summary of Detroit Edison’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-16472.
Consistent with Michigan’s Public Act 286, we anticipate self-implementing a rate increase on or after April 29, 2011 with an MPSC order expected by October 2011. We look forward to working through the elements of the filing with the MPSC, staff and other stakeholders.
Highlights of Detroit Edison’s Rate Filing
•	Test Year: Detroit Edison’s rate case filing is based on a fully projected test year of April 1, 2011 through March 31, 2012.
•	Base Rates: The table below shows the components of Detroit Edison’s rate filing.

	Amount
Item	($ millions)	Description
Sales/Revenues	$116	Lower load and expiration of wholesale contracts
Customer Choice	123	More customers moving to alternative suppliers
Rate Base	103	Environmental and infrastructure investments
Pension, OPEB, Other Benefit Expense	59	Higher expenses from actual returns and change in discount rate
O&M	53	O&M net of CI savings
Taxes and Other	15	Other Income and Deductions (primarily AFUDC)
Capital Structure	(26)	11.125% ROE offset by lower financing costs

Revenue Requirement	$443

Proposed Adjustments
Customer Choice	(123)	Delay Choice Incentive Mechanism reset
Pension/OPEB Expense	(47)	Defer increased pension and OPEB expense
NDS Surcharge	(20)	Reduce Nuclear Decommissioning Surcharge

Net Rate Request	$253

1 This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s and Detroit Edison’s 2009 Forms 10-K and 2010 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

•	Reduced Rate Request:
The Company is proposing that the MPSC offset or defer, for future recovery, a portion of the requested rate increase in this case, assuming the MPSC grants certain other proposals. More specifically, Detroit Edison is proposing the following:
1)
Delay of the recognition of the recent increase in Electric Choice participation in setting base rates in this proceeding; assuming the MPSC retains the Choice Incentive Mechanism (CIM) with certain modifications. ($123 million reduction)

2)
Deferral and amortization of increased pension and OPEB cost in 2011 and 2012 to future periods, pursuant to an accounting application filed in Case No. U-16489 on October 26, 2010. ($47 million reduction)

3)	Reduction to the Nuclear Decommissioning Surcharge in this proceeding in anticipation of seeking a license extension for its Fermi 2 nuclear plant. ($20 million reduction)
The net result of these Reduced Rate Request efforts is to reduce the impact on customers’ rates by approximately $190 million. Thus, the net rate impact on customers would be approximately $253 million for the projected test year of April 1, 2011 through March 31, 2012.
•	Electric Choice Incentive Mechanism (CIM):
Detroit Edison proposes the continuation of the CIM to address changes in customers participating in the Electric Choice program, with one modification. The proposed modification would eliminate the 200 GWh deadband and 90/10 sharing provision. The new base point would be 4,987 GWh of Choice sales.
•	Rate of Return and Rate Base:
Detroit Edison is requesting a return on equity (ROE) of 11.125% compared with its current authorized ROE of 11%. Detroit Edison’s weighted cost of capital is 6.87% after tax, 9.76% pre-tax. The Company is requesting no change to its current permanent capital structure of approximately 49% equity and 51% long-term debt. The projected average rate base for the test year is $10.1 billion, which includes an equity base of $4.1 billion.
•	Revenue Decoupling Mechanism (RDM):
Detroit Edison’s current pilot RDM compares average actual electric use per customer by customer class to the level of average electric use per customer used to set Detroit Edison’s rates in the last rate case (Case No. U-15768). The current RDM has been in operation since February 2010 with the intent to capture the effects of increased energy efficiency. Based on the Company’s experience, the current RDM is being affected by other factors beyond the effects of increased energy efficiency. Therefore, Detroit Edison proposes that a modified RDM, which is more exclusively focused on energy efficiency, be adopted in this case that allows the Company to recover the lost revenue associated with sales reductions due to increased energy efficiency.

•	Restoration and Line Clearance Mechanisms:
Detroit Edison proposes that if the MPSC adopts the Company’s modified RDM in this proceeding (as discussed above) and continues to use a five-year average to determine restoration costs, the restoration tracking mechanism be eliminated. Additionally, if the restoration tracking mechanism is eliminated, the line clearance tracking mechanism should also be discontinued. However, if the MPSC does not approve the proposed RDM, the Company requests that the MPSC retain the current restoration and line clearance tracking mechanisms.
•	Uncollectible Expense Tracking Mechanism (UETM):
The UETM allows Detroit Edison to recover the majority of its actual uncollectible expense. Since the level of uncollectible expense is not expected to be as volatile in the near future as it had been in the recent past, the Company recommends that if the MPSC adopts the Company’s projected level of uncollectible expense for the projected test year of approximately $73 million, the UETM be suspended.
•	Wholesale for Resale (WFR)
WFR customers are Michigan municipal and cooperative utilities that purchase power supply from Detroit Edison, under long-term contracts, for resale to Michigan retail customers. The Company has three WFR contracts that have expired or will expire before the beginning of the projected test year and one contract that is due to expire during the projected test year. The Company anticipates that none of these contracts will be renewed after expiration and should no longer be treated as non-jurisdictional sales. Any revenue collected from the one WFR contract that is due to expire during the projected test year will be credited to customers.
For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

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